EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-59771 on Form S-8 of Franklin Electric Co., Inc. of our report dated June 16, 2015 appearing in this Annual Report on Form 11-K of Franklin Electric Co., Inc. Retirement Program for the year ended December 31, 2014.

/s/ Crowe Horwath LLP
Columbus, Ohio
June 16, 2015